EXECUTION COPY















                             RETENTION AGREEMENT

                                  BETWEEN

                              TOYS "R" US, INC.

                                    AND

                             MICHAEL GOLDSTEIN

                                DATED AS OF



                              February 25, 1998

                                                          EXECUTION COPY


                             TOYS "R" US, INC.
                           RETENTION AGREEMENT

            AGREEMENT (this "Agreement"), by and between Toys "R" Us, Inc., a Delaware corporation (the "Company"), and Michael Goldstein ("Goldstein"), dated as of February 25, 1998. Capitalized terms used in this Agreement and in Exhibit A hereto that are not defined in the operative provisions shall have the meanings ascribed to them on Exhibit B hereto.

            1. Employment Period. The Company hereby agrees to continue to employ Goldstein and Goldstein hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the Employment Period. The term "Employment Period" means the period commencing on the date hereof and ending on the last day of the Company's 1999 fiscal year as automatically extended for successive additional one-fiscal year periods unless, at least six months prior to the scheduled expiration of the Employment Period, the Company, based upon a determination by the Committee, shall give notice to Goldstein that the Employment Period shall not be so extended.

            2. Terms of Employment. (a) Position. (i) Commencing on the date hereof and for the remainder of the Employment Period, Goldstein shall serve as the Chairman of the Board. Goldstein shall be based in Northeastern New Jersey.

                       (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Goldstein is entitled, Goldstein agrees to devote full time during normal business hours to the business and affairs of the Company up to June 30, 1998, and thereafter to devote up to 500 hours each year (pro rated for partial years) during normal business hours to the business and affairs of the Company, and to use his best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, Goldstein may, so long as such activities do not interfere with the performance of his responsibilities to the Company in accordance with this Agreement, continue the corporate directorships on which Goldstein serves, if any, as of the date hereof and such other corporate directorships as are consented to by the Committee. It is expressly understood and agreed that to the extent that any such activities have been conducted by Goldstein with the knowledge of the Company prior to a Change of Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to a Change of Control shall not thereafter be deemed to violate this Agreement.

                 (b)   Compensation.  (i)   Base Salary.  During the
Employment Period, Goldstein shall receive his Annual Base Salary, which will be paid in accordance with the Company's regular payroll policies as in effect from time to time.

                       (ii) Incentive Bonus. Goldstein shall also be eligible, for each fiscal year ending during the Employment Period, to receive (A) an annual incentive bonus, in accordance with targets established by the Committee, of one-hundred percent (100%) of Annual Base Salary at the target and up to two-hundred percent (200%) of Annual Base Salary and (B) long-term incentive awards pursuant to the Company's incentive Plans and subject to the terms thereof at a level commensurate with his current grants and his current position adjusted to take into account the actual Annual Base Salary in any fiscal year. Each such incentive bonus shall be paid in accordance with the Company's incentive Plans.

                       (iii) Participation in Other Plans. During the Employment Period, Goldstein shall continue to participate in all other Plans at a level commensurate with his participation in such Plans as of the date hereof, including continued vesting of outstanding option grants and profits shares.

                       (iv) Stock Units. As further inducement for Goldstein to enter into this Agreement and to continue in the employ of the Company, the Company has granted to Goldstein stock units contingent on performance and future service, pursuant to the Stock Unit Agreement executed and delivered by the Company on the date hereof in the form attached as Annex A hereto.

                       (v)   Partnership Plan Units.  During the
Employment Period Goldstein shall be granted units under the Partnership Plan in accordance with targets established by the Committee in an amount equal to forty percent (40%) of the actual Annual Base Salary for any fiscal year at such target.

                       (vi) Expense Reimbursement. The Company shall reimburse Goldstein, upon submission of appropriate evidence of incurrence, his reasonable business expenses and disbursements incurred in the course of the performance of his duties.

                       (vii) Office. During the employment period, Goldstein shall be entitled to retain his office or a comparable office, and shall be entitled to part-time secretarial services.

                       (viii) Automobile Lease. Until June 30, 1998, Goldstein shall be entitled to his current benefits relating to his automobile and driver. Beginning July 1, 1998, during the Employment Period, the Company shall reimburse Goldstein's expenses in leasing, maintaining and insuring an automobile on a basis equivalent to his current automobile benefit.

            3.   Termination of Employment.

                 (a) Notice of Termination. Any termination by the Company for Cause, or by Goldstein for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. The failure by Goldstein or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Goldstein or the Company, respectively, hereunder or preclude Goldstein or the Company, respectively, from asserting such fact or circumstance in enforcing Goldstein's or the Company's rights hereunder.

                 (b) Termination for Death, Disability or Retirement. Goldstein's employment shall terminate upon his death, Disability or Retirement during the Employment Period. In the event of such termination:

                       (i)   the Company shall make a lump sum cash
payment to Goldstein (or, in the event that termination results from the death of Goldstein, to his estate) within 30 days after the Date of Termination in an amount equal to the sum of:

                             (A)   Goldstein's pro rata Annual Base
                  Salary payable through the Date of Termination to the extent not already paid;

                             (B)   the targeted amount of Goldstein's
                  annual bonus, long-term incentive awards and Partnership Plan Units that would have been awarded with respect to the fiscal year in which the Date of Termination occurs, in each case absent the termination of Goldstein's employment, prorated for the portion of such fiscal year through the Date of Termination taking into account the number of complete months during such fiscal year through the Date of Termination;

                             (C)   Goldstein's actual earned annual bonus
                  and long-term incentive awards and Partnership Plan Units for any completed fiscal year or period not theretofore paid; and

                             (D)   the account balance provided for under
                  the Plans, including the Company's supplemental executive retirement plan, which shall be fully vested; and

                       (ii)   (1)  all unvested options held by
Goldstein shall vest on the Date of Termination, (2) all unvested profit shares held by Goldstein or for the benefit of Goldstein by a grantor trust established by the Company shall vest on the Date of Termination and shall be promptly delivered to Goldstein or his estate,

(3) any other unvested equity based award (including, without limitation, restricted stock and stock units) held by Goldstein shall vest on the Date of Termination and shall be delivered to Goldstein or, in the event of termination due to death, his estate, entirely in the form of Common Stock, $.10 par value per share ("Common Stock") of the Company immediately to his estate in the event of termination due to death, or, in the event of termination due to Retirement or Disability upon the later of May 1, 2002, or the expiration of the period that Goldstein's activities are restricted under Section 10(c), subject to his compliance with the terms of this Agreement through such date, (4) any options held by Goldstein may be exercised until the expiration date of such options and (5) Goldstein shall not be entitled to any additional grants of any stock options, restricted stock, or other equity based or long-term awards; and

                       (iii) Goldstein (and his spouse and dependent children) will be entitled to continuation of health benefits under the Plans at a level commensurate with Goldstein's current position and if Goldstein (or his spouse and dependent children upon his death) elects to receive such health benefits, Goldstein shall pay the premium charged to former employees of the Company pursuant to Section 4980B of the Code; provided, that the Company can amend or otherwise alter the Plans to provide benefits to Goldstein that are no less than those commensurate with Goldstein's current position; provided, that to the extent such benefits cannot be provided to Goldstein under the terms of the Plans or the Plans cannot be so amended in any manner not adverse to the Company, the Company shall pay Goldstein, on an after-tax basis, an amount necessary for Goldstein to acquire such benefits from an independent insurance carrier; and provided further, that the obligations of the Company under this clause (iii) shall be terminated if, at any time after the Date of Termination, Goldstein is employed by or is otherwise affiliated with a party that offers comparable health benefits to Goldstein.

                 (c) Resignation by Goldstein Without Good Reason. If Goldstein desires to resign from his position as Chairman of the Board of the Company without Good Reason, Goldstein shall provide the Company with a Notice of Termination at least six (6) months prior to the commencement of the Transition Period. In the event of such resignation:

                       (i) Goldstein shall continue to be nominated by the Company as a director of the Board and will serve as a member of the Board if elected by the Company's stockholders to serve during the Transition Period. For as long as Goldstein serves as a director of the Company during the Transition Period, he shall receive the same compensation in the same form and at the same times as would be paid to him if he were a non-employee director of the Company, however, if he is not elected or chooses not to serve as a director during the Transition Period, he shall continue to be employed by the Company during the balance of the Transition Period for nominal compensation;

                       (ii) the Company shall make a lump sum cash payment to Goldstein within 30 days after the commencement of the Transition Period in an amount equal to the sum of:

                              (A)   Goldstein's pro rata Annual Base
                  Salary payable through the Date of Termination to the extent not already paid;

                              (B)   Goldstein's actual earned annual
                  bonus and long-term incentive awards for any completed fiscal year or period not theretofore paid or deferred unless the Committee determines not to permit the cancellation of such deferral; and

                              (C)   the account balance provided for
                  under the Plans, including the Company's supplemental executive retirement plan, which shall be fully vested; and

                       (iii)   (1)  all unvested options held by
Goldstein that otherwise do not vest on the commencement of the Transition Period shall continue to vest in accordance with their terms during the Transition Period, and all remaining unvested options held by Goldstein shall be forfeited at the end of such Transition Period, (2) all unvested profit shares held by Goldstein or for the benefit of Goldstein by a grantor trust established by the Company that otherwise do not vest upon commencement of the Transition Period shall continue to vest in accordance with their terms during the Transition Period at the rate of 20% per annum and all remaining unvested profit shares shall be forfeited at the end of such two-year period provided that, if permitted by the terms of any such trust, any unvested profit shares shall continue to be held by such grantor trust until such profit shares vest pursuant to this clause (iii) and any such unvested profit share that would otherwise vest in accordance with this clause (iii) but that is not permitted to be so held shall vest immediately, (3) any other unvested equity based award (including, without limitation, restricted stock and stock units) held by Goldstein shall be forfeited, (4) any other vested equity award (including, without limitation, restricted stock and stock units) shall be delivered to Goldstein upon the later of May 1, 2002 and the expiration of the period that Goldstein's activities are restricted under Sections 10(c) and (d), subject to his compliance with the terms of this Agreement through such date, (5) any options held by Goldstein that are vested upon commencement of the Transition Period or vest thereafter pursuant to this clause (iii) may be exercised until the earlier of (x) 30 days after the expiration of the Transition Period and (y) the expiration date of such options, and (6) Goldstein shall not be entitled to any additional grants of any stock options, restricted stock or other equity based or long-term awards; and

                       (iv)   Goldstein, his spouse and dependent
children will be entitled to the benefits set forth under Section
3(b)(iii).

                 (d)   Termination by the Company for Cause.  If
Goldstein's employment shall be terminated for Cause during the Employment Period, the Employment Period shall terminate without further obligations to Goldstein other than the obligation to pay him all payments and benefits due, in accordance with the Company's Plans through the Date of Termination. All stock units held by Goldstein, whether or not vested, shall be forfeited on the Date of Termination.

                 (e) Termination by the Company Without Cause or by Goldstein for Good Reason. If Goldstein's employment shall be terminated by the Company without Cause during the Employment Period, or by Goldstein for Good Reason, then:

                       (i)   the Company shall make a lump sum cash
payment to Goldstein within 30 days after the Date of Termination of (x) Goldstein's pro rata Annual Base Salary payable through the Date of Termination to the extent not theretofore paid, (y) the targeted amount of Goldstein's annual incentive bonus, long-term incentive awards and Partnership Plan Units that would have been payable with respect to the fiscal year in which the Date of Termination occurs in each case absent the termination of Goldstein's employment, prorated for the portion of such fiscal year through the Date of Termination taking into account the number of complete months during such fiscal year through the Date of Termination and (z) Goldstein's actual earned annual incentive bonus, long-term incentive awards and Partnership Plan Units for any completed fiscal year or period not theretofore paid or deferred;

                       (ii)   the Company shall pay to Goldstein in
equal installments, made at least monthly, over the twenty-four months following the Date of Termination, an aggregate amount equal to (1) two times Goldstein's Annual Base Salary in effect on the Date of Termination, (2) two times the targeted amount of the annual incentive bonus that would have been paid or accrued to Goldstein with respect to the Company's fiscal year in which such Date of Termination occurs and
(3) two times the targeted amount of the long-term incentive award and Partnership Plan Units that would have been paid or accrued to Goldstein with respect to such fiscal year;

                       (iii) the Company shall continue to provide, in the manner and timing provided for in the Plans (other than as provided in clauses (i), (ii), (iv) and (v) of this Section 3(e)), the benefits provided under the Plans that Goldstein would receive if Goldstein's employment continued for two years after the Date of Termination, assuming for this purpose that Goldstein's compensation is the amount paid pursuant to clause (ii) above, and Goldstein shall be fully vested in any account balance and all other benefits under the Plans; provided, however, that the benefits provided under this clause (iii) shall be limited to the amounts permitted by law or as would otherwise not potentially adversely impact on the tax qualification of any Plans; provided, further, that if such benefits may not be continued under the Plans, the Company shall pay to Goldstein an amount equal to the Company's cost had such benefits been continued.

                       (iv)   (1)   all unvested options held by
Goldstein shall vest on the Date of Termination, (2) all unvested profit shares held by Goldstein or for the benefit of Goldstein by a grantor trust established by the Company shall vest on the Date of Termination,
(3) any other unvested equity based award (including, without limitation, restricted stock and stock units) held by Goldstein shall vest on the two year anniversary date of the Date of Termination on a pro rata basis determined by a fraction, the numerator of which is the number of months elapsed from the grant of such equity award through the Date of Termination plus the twenty-four months after the Date of Termination and the denominator of which is the total number of months in the vesting period for such award, and shall be delivered to Goldstein entirely in the form of Common Stock upon the later of May 1, 2002 and the expiration of the period of that Goldstein's activities are restricted under Section 10(c), subject to compliance with this Agreement through such date, (4) any options held by Goldstein that are vested on the Date of Termination or vest thereafter pursuant to this clause (iv) may be exercised until the expiration date of such options and (5) Goldstein shall not be entitled to any additional grants of any stock options, restricted stock, or other equity based or long-term awards; and

                       (v)   Goldstein, his spouse and dependent
children shall be entitled to the benefits set forth under Section
3(b)(iii).

            4. Obligations of the Company Relating to a Change of Control.

                 (a) Notwithstanding any provision of this Agreement or any Plan, in no event shall any compensation or benefits, individually or in the aggregate, to which Goldstein would be entitled be less favorable for the two years following a Change of Control than to which Goldstein would have been entitled based upon the most favorable of the Company's Plans in effect for Goldstein at any time during the 120-day period immediately preceding such Change of Control.

                 (b) If Goldstein's employment shall have been terminated by the Company (other than for Cause) or by Goldstein for Good Reason during a Change of Control Period:

                       (i)   the Company shall make a lump sum cash
payment to Goldstein within 30 days after the Date of Termination in an amount equal to the sum of the amounts provided by Sections 3(e)(i), (ii) and (iii) except that all references therein to "two times" shall be "three times"; and

                       (ii) (1) all unvested options held by Goldstein shall vest on the Date of Termination, (2) all unvested profit shares held by Goldstein or for his benefit by a grantor trust shall vest on the Date of Termination, (3) any other unvested equity awards (including, without limitation, restricted stock and stock units) held by Goldstein shall vest immediately and be promptly delivered to Goldstein entirely in the form of Common Stock, (4) any options held by Goldstein may be exercised until the expiration date of the options, and (5) Goldstein shall not be entitled to any additional grants of any stock options, restricted stock, and other equity based or long term awards; and

                       (iii)  Goldstein, his spouse and dependent
children shall be entitled to the benefits set forth in Section
3(b)(iii).

            5. Release Agreement. The benefits pursuant to Section 3 are contingent upon Goldstein (i) executing a Separation and Release Agreement (the "Release Agreement") upon or after any Date of Termination, a copy of which is attached as Exhibit A to this Agreement and (ii) not revoking or challenging the enforceability of the Release Agreement or this Agreement.

            6. Offset. The Company shall have the right to offset the amounts required to be paid to Goldstein under this Agreement against any amounts owed by Goldstein to the Company, and nothing in this Agreement shall prevent the Company from pursuing any other available remedies against Goldstein.

            7. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit Goldstein's continuing or future participation in any Plan for which Goldstein may qualify nor shall anything herein limit or otherwise affect such rights as Goldstein may have under any contract or agreement with the Company. Amounts that are vested benefits or that Goldstein is otherwise entitled to receive under any Plan, contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such Plan, or contract or agreement except as explicitly modified by this Agreement.

            8.   Full Settlement; Legal Fees.

                 (a) No Obligation to Mitigate. In no event shall Goldstein be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Goldstein under any of the provisions of this Agreement, and, except as specifically provided in this Agreement, such amounts shall not be reduced whether or not Goldstein obtains other employment.

                 (b) Expenses of Contests. (i) The following shall apply for any dispute arising hereunder, under the Release Agreement or under the Stock Unit Agreement prior to a Change of Control: Other than with respect to claims brought by Goldstein against, or defenses by Goldstein of any claim of, the Company with respect to this Agreement, the Release Agreement or the Stock Unit Agreement that were determined to have been made or asserted by Goldstein in bad faith or frivolously, the Company agrees to pay all reasonable legal and professional fees and expenses that Goldstein may reasonably incur as a result of any contest by Goldstein, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, the Release Agreement or the Stock Unit Agreement (including as a result of any contest by Goldstein about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code or any successor Section of the Code.

                       (ii) The following shall apply for any dispute arising hereunder, under the Release Agreement or under the Stock Unit Agreement upon or following a Change of Control: The Company agrees to advance to Goldstein all reasonable legal and professional fees and expenses that Goldstein may reasonably incur as a result of any contest by Goldstein, by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, the Release Agreement or the Stock Unit Agreement (including as a result of any contest by Goldstein about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code or any successor Section of the Code.

                       (iii) Goldstein shall reimburse the Company for its reasonable legal and professional fees and expenses, and in the case of advances made pursuant to paragraph (ii) above, shall refund the Company the amount of such advances, to the extent there is a final determination that such fees, expenses or advances relate to claims brought by Goldstein against, or defenses by Goldstein of any claim of, the Company with respect to this Agreement, the Release Agreement or the Stock Unit Agreement that were determined to have been made or asserted by Goldstein in bad faith or frivolously.

            9.   Certain Additional Payments by the Company.   Anything
in this Agreement to the contrary notwithstanding, in the event that any actual or constructive payment or distribution by the Company to or for the benefit of Goldstein (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the Stock Unit Agreement or otherwise) is subject to the excise tax imposed by Section 4999 of the Code or any successor provision of the Code (the "Excise

Tax"), then the Company shall make the payments described on Exhibit C hereto.

            10. Restrictions and Obligations of Goldstein. (a) Consideration for Restrictions and Covenants. The parties hereto acknowledge and agree that the principal consideration for the agreement to make the payments provided in Sections 3 and 4 hereof from the Company to Goldstein and the grant to Goldstein of the stock units of the Company as set forth in Section 2 hereof is Goldstein's compliance with the undertakings set forth in this Section 10. Specifically, Goldstein agrees to comply with the provisions of this Section 10 irrespective of whether Goldstein is entitled to receive any payments under Section 3 or 4 of this Agreement.

                 (b) Confidentiality. The confidential and proprietary information and in any material respect trade secrets of the Company are among its most valuable assets, including but not limited to, its customer and vendor lists, database, computer programs, frameworks, models, its marketing programs, its sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers and operates its retail and other businesses. The Company has invested, and continues to invest, considerable amounts of time and money in obtaining and developing the goodwill of its customers, its other external relationships, its data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"), and any misappropriation or unauthorized disclosure of Confidential Information in any form, would irreparably harm the Company. Goldstein shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information relating to the Company and its business, which shall have been obtained by Goldstein during Goldstein's employment by the Company and which shall not be or become public knowledge (other than by acts by Goldstein or representatives of Goldstein in violation of this Agreement). After termination of Goldstein's employment with the Company, Goldstein shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate, divulge or use any such information, knowledge or data to anyone other than the Company and those designated by it.

                 (c) Non-Solicitation or Hire. During the Employment Period and for a three-year period following the Date of Termination, Goldstein shall not, directly or indirectly (i) employ or seek to employ any person who is at the Date of Termination, or was at any time within the six-month period preceding the Date of Termination, an officer, general manager or director or equivalent or more senior level employee of the Company or any of its subsidiaries or otherwise solicit, encourage, cause or induce any such employee of the Company or any of its subsidiaries to terminate such employee's employment with the Company or such subsidiary for the employment of another company (including for this purpose the contracting with any person who was an independent contractor (excluding consultant) of the Company during such period) or (ii) take any action that would interfere with the relationship of the Company or its subsidiaries with their suppliers and franchisees without, in either case, the prior written consent of the Company's Board of Directors, or engage in any other action or business that would have a material adverse effect on the Company; provided, however, that if Goldstein terminates the Agreement for "Good Reason" or the Company terminates Goldstein's employment hereunder without Cause, the obligations under this
Section 10(c) shall survive for only a two-year period following the Date of Termination.

                 (d) Non-Competition and Consulting. (i) During the Employment Period and for a two-year period following the Date of Termination, Goldstein shall not, directly or indirectly:

                       (x) engage in any managerial, administrative, advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or

                       (y) organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area; and

                       (z)   interfere with, disrupt or attempt to
             disrupt the relationship, contractual or otherwise, between the Company and any customer, supplier, lessor, lessee, employee, consultant, research partner or investor of the Company.

                 (e) Litigation Assistance. Goldstein agrees to cooperate with the Company and its counsel in regard to any litigation presently pending or subsequently initiated involving matters of which Goldstein has particular knowledge as a result of your employment with the Company. Such cooperation shall consist of Goldstein making himself available at reasonable times for consultation with officers of the Company and its counsel and for depositions or other similar activity should the occasion arise. Goldstein shall not receive any additional compensation for rendering such assistance. Reasonable travel costs and out-of-pocket expenses in connection with such cooperation shall be reimbursed by the Company. The obligations under the Section 10(e) shall survive for a five-year period following the Date of Termination.

                 (f)   Exceptions.   Sections 10(c) and (d) shall not
bind Goldstein during any period following the termination of Goldstein's employment if there has been a Change of Control, irrespective of whether the Change of Control occurs before or after the Date of Termination.

                 (g)   Permitted Investments.   Nothing contained in
Section 10(d) shall prohibit or otherwise restrict Goldstein from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and such Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than 3% of any class of equity securities of such entity or (ii) such entity is not a public entity and Goldstein (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than 1% of any class of equity securities of such entity.

                 (h)   Definitions.  For purposes of this Section 10:

                       (i)   "Restricted Business" means, (A) if
Goldstein's employment is terminated for Cause or if Goldstein terminates his employment other than for Good Reason, any retail store or mail order business or any business, in each case if it is involved in the manufacture or marketing of toys, juvenile or baby products, juvenile furniture or children's clothing or any other business in which the Company may be engaged on the Date of Termination, and (B) if Goldstein's employment is terminated for any other reason, Restricted Business shall be limited to any such entity if it derives 10% or more of its revenues in the aggregate from such products and/or business in its most recent fiscal year.

                       (ii) "Restricted Area" means any country in which the Company or its subsidiaries owns or franchises any retail store operations or otherwise has operations on the Date of Termination.

                 (i) Relief. The parties hereto hereby acknowledge that the provisions of this Section 10 are reasonable and necessary for the protection of the Company and its subsidiaries. In addition, Goldstein further acknowledges that the Company and its subsidiaries will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Goldstein agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Goldstein from any actual or threatened breach of such covenants. In addition, without limiting the Company's remedies for any breach of any restriction on Goldstein set forth in Section 10, except as required by law, Goldstein shall not be entitled to any payments set forth in Section 3 or 4 hereof if Goldstein willfully breaches in any material respect any of the covenants applicable to Goldstein contained in this Section 10, Goldstein will immediately return to the Company such payments previously received upon such a breach, and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 3 or 4.

            11.   Successors.  (a)  This Agreement is personal to
Goldstein and without the prior written consent of the Company shall not be assignable by Goldstein otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Goldstein's legal representatives.

                 (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                 (c) The Company will, within thirty days after a Change of Control, and the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company within thirty days after any such event of succession to, assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

            12. Miscellaneous. (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws.

                 (b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                 (c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                 (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                       (i) If to Goldstein, to the address on file with the Company; and

                       (ii) If to the Company, to it at Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, Attention: Senior Vice President - Human Resources;

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                 (e) Assistance to Company. At all times during and after the Employment Period and at the Company's expense for significant out-of-pocket expenses actually and reasonably incurred by Goldstein in connection therewith, Goldstein shall provide reasonable assistance to the Company in the collection of information and documents and shall make Goldstein available when reasonably requested by the Company in connection with claims or actions brought by or against third parties or investigations by governmental agencies based upon events or circumstances concerning Goldstein's duties, responsibilities and authority during the Employment Period.

                 (f) Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. Goldstein acknowledges that the restrictive covenants contained in Section 10 are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects. If any court or arbitrator determines that any of the covenants in Section 10, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

                 (g) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                 (h) Waiver. Goldstein's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right Goldstein or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                       (i) Arbitration. Except as otherwise provided for herein, any controversy arising under, out of, in connection with, or relating to, this Agreement, and any amendment hereof, or the breach hereof or thereof, shall be determined and settled by arbitration in New York, New York, by a three person panel mutually agreed upon, or in the event of a disagreement as to the selection of the arbitrators, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Any award rendered therein shall specify the findings of fact of the arbitrator or arbitrators and the reasons of such award, with the reference to and reliance on relevant law. Any such award shall be final and binding on each and all of the parties thereto and their personal representatives, and judgment may be entered thereon in any court having jurisdiction thereof.

            IN WITNESS WHEREOF, Goldstein has hereunto set Goldstein's hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                     MICHAEL GOLDSTEIN



                                     /s/ Michael Goldstein



                                     TOYS "R" US, INC.



                                     By:  /s/ Robert C. Nakasone
                                          Name: Robert C. Nakasone
                                          Title: Chief Executive Officer

                                                              EXHIBIT A


                     SEPARATION AND RELEASE AGREEMENT

            This Separation and Release Agreement ("Agreement") is entered into as of this __ day of ___________________________, 19__, between TOYS "R" US, INC., a Delaware corporation, and any successor thereto (collectively, the "Company") and Michael Goldstein
("Goldstein").

            Goldstein and the Company agree as follows:

            1. The employment relationship between Goldstein and the Company terminated on __________________________________ (the
"Termination Date").

            2. In accordance with Goldstein's Retention Agreement (the "Retention Agreement"), the Company has agreed to pay Goldstein certain payments and to make certain benefits available after the Date of Termination.

            3. In consideration of the above, the sufficiency of which Goldstein hereby acknowledges, Goldstein, on behalf of Goldstein and Goldstein's heirs, executors and assigns, hereby releases and forever discharges the Company and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this letter agreement, including, without limitation, any claims Goldstein may have arising from or relating to Goldstein's employment or termination from employment with the Company, including a release of any rights or claims Goldstein may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave);
Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Goldstein of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to Goldstein's employment with or resignation or termination from the Company. This release also includes a release of any claims for age discrimination under the Age Discrimination in Employment Act, as amended ("ADEA"). The ADEA requires that Goldstein be advised to consult with an attorney before Goldstein waives any claim under ADEA. In addition, the ADEA provides Goldstein with at least 21 days to decide whether to waive claims under ADEA and seven days after Goldstein signs the Agreement to revoke that waiver.

            Additionally, the Company agrees to discharge and release Goldstein and Goldstein's heirs from any claims, demands, and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring prior to the date of this Agreement, including, but not limited to, any claim, matter or action related to Goldstein's employment and/or affiliation with, or termination and separation from the Company; provided that such release shall not release Goldstein from any loan or advance by the Company or any of its subsidiaries, any act that would constitute "Cause" under Goldstein's Retention Agreement or a breach under Section ________ or _______ of Goldstein's Retention Agreement.

            4. This Agreement is not an admission by either Goldstein or the Company of any wrongdoing or liability.

            5. Goldstein waives any right to reinstatement or future employment with the Company following Goldstein's separation from the Company on the Termination Date.

            6. Goldstein agrees not to engage in any act after execution of the Separation and Release Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company further agrees that it will engage in no act which is intended, or may reasonably be expected to harm the reputation, business or prospects of Goldstein.

            7. Goldstein shall continue to be bound by Sections _____ and _____ of Goldstein's Retention Agreement.

            8. Goldstein shall promptly return all the Company property in Goldstein's possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company business. Goldstein shall return any leased or Company automobile at the expiration of the restrictions under Section 10(d) of Goldstein's Retention Agreement.

            9. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in Goldstein's Retention Agreement.

            10. This Agreement represents the complete agreement between Goldstein and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            11. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

            12. It is further understood that for a period of 7 days following the execution of this Agreement in duplicate originals, Goldstein may revoke this Agreement, and this Agreement shall not become effective or enforceable until the revocation period has expired. No revocation of this Agreement by Goldstein shall be effective unless the Company has received within the 7-day revocation period, written notice of any revocation, all monies received by Goldstein under this Agreement and all originals and copies of this Agreement.

            13. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. Goldstein acknowledges that Goldstein has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement. Additionally, Goldstein acknowledges that Goldstein has been afforded the opportunity of at least 21 days to consider this Agreement.

            The parties to this Agreement have executed this Agreement as of the day and year first written above.

                                     TOYS "R" US, INC.


                                     By:  _____________________________
                                          Name:
                                          Title:



                                     MICHAEL GOLDSTEIN


                                     ___________________________________

                                                               EXHIBIT B


            Capitalized terms used in the Agreement that are not elsewhere defined in the Agreement have the definitions set forth below:

            "Annual Base Salary" means an annual rate of $900,000 until June 30, 1998, and, the annual rate of $300,000 thereafter, subject to annual review and as may be increased in the discretion of the Committee.

            "Board" means the Board of Directors of the Company.

            "Cause" means: (i) the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude; (ii) the commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Company or a subsidiary; (iii) an act of dishonesty resulting or intended to result, directly or indirectly, in material gain or personal enrichment to Goldstein at the expense of the Company or a subsidiary; (iv) any willful and material breach of Goldstein's fiduciary duties to the Company as an employee or director;
(v) a serious and willful violation of the Toys "R" Us Ethics Agreement or any other serious and willful violation of a Company policy; (vi) the willful and continued failure of Goldstein to perform substantially Goldstein's duties with the Company or one of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness resulting in a Disability), within a reasonable time after a written demand for substantial performance is delivered to Goldstein by the Board, which specifically identifies the manner in which the Board believes that Goldstein has not substantially performed Goldstein's duties; (vii) the failure by Goldstein to comply, in any material respect, with the provisions of Section 10 of the Agreement; or (viii) the failure by Goldstein to comply with any other undertaking set forth in the Agreement or any breach by Goldstein hereof that is reasonably likely to result in a material injury to the Company.

            For purposes of this provision, no act or failure to act, on the part of Goldstein, shall be considered "willful" unless it is done, or omitted to be done, by Goldstein in bad faith or without reasonable belief that Goldstein's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of regular outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Goldstein in good faith and in the best interests of the Company. The cessation of employment of Goldstein shall not be deemed to be for Cause unless and until there shall have been delivered to Goldstein a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Goldstein and Goldstein is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Goldstein is guilty of the conduct described, and specifying the particulars thereof in detail.

            "Change of Control" means, after the date hereof:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either
      (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions
      shall not constitute a Change of Control:   (i) any acquisition by
      the Company or any of its subsidiaries, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (iii) any acquisition by any Person pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) below, or (iv) any acquisition by any entity in which Goldstein has a material direct or indirect equity interest; or

                  (b) The cessation of the "Incumbent Board" for any reason to constitute at least a majority of the Board. "Incumbent Board" means the members of the Board on the date hereof and any member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, except that the Incumbent Board shall not include any member of the Board whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

                  (c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination each of the following would be correct:

                        (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business
      Combination (including, without limitation, a Person which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and

                        (ii)   no Person (excluding (A) any employee
      benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or such corporation resulting from such Business Combination or any Affiliate of such corporation, or (B) any entity in which Goldstein has a material equity interest, or any "Affiliate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of such entity) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

                       (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

            "Change of Control Period" means the period commencing 120 days prior to a Change of Control and expiring on the second anniversary date of a Change of Control.

            "Committee" means the Company's Management Compensation and Stock Option Committee of the Board of Directors or any successor committee of the Board performing equivalent functions.

            "Date of Termination" means (i) if Goldstein's employment is terminated by the Company for Cause, or by Goldstein for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be (although such Date of Termination shall retroactively cease to apply if the circumstances providing the basis of termination for Cause or Good Reason are cured in accordance with the Agreement), (ii) if Goldstein's employment is terminated by the Company other than for Cause, the Date of Termination shall be the date so designated by the Company in its notification to Goldstein of such termination, (iii) if Goldstein's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Goldstein or the effective date of the Disability, as the case may be,
(iv) if Goldstein's position as Chairman of the Board is terminated by Goldstein without Good Reason, the Date of Termination shall be the last day of the Transition Period during which Goldstein is employed by the Company as a regular employee, or (v) the last day of the Employment Period during which the Company shall have given notice to Goldstein that the Employment Period shall not be extended.

            "Disability" means the determination that Goldstein is disabled pursuant to the terms of the TRU Partnership Employees' Savings and Profit Sharing Plan, as amended and restated as of October 1, 1993, as the same may be amended from time to time.

            "Good Reason" means, without Goldstein's prior written consent, the occurrence of any of the following, provided that Goldstein delivers a Notice of Termination specifying such occurrence within 30 days thereof:

                        (i) the assignment of Goldstein to a position other than Chairman of the Board;"

                        (ii) any failure by the Company to comply in any material respect with any of the provisions of Section 2(b) of the Agreement, other than failure not occurring in bad faith and that is remedied by the Company within a reasonable time after receipt of notice thereof given by Goldstein;

                        (iii) any failure by the Company to comply with and satisfy Section 11(c) of the Agreement; or

                        (iv)   notice by the Company that it is not
       extending the termination date of the Employment Period.

            "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Goldstein's employment under the provision so indicated and (iii) if the Date of Termination (as defined above) is other than the date of receipt of such notice, specifies the termination date.

            "Partnership Plan" means the Partnership Group Deferred Compensation Plan of the Company.

            "Plans" means all employee compensation, benefit and welfare plans, policies and programs of the Company, which may include, without limitation, incentive, savings, retirement, stock option, restricted stock, supplemental executive retirement, the Partnership Plan, pension, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans, vacation practices, fringe benefit practices and policies relating to the reimbursement of business expenses.

            "Retirement" shall have the meaning ascribed to that term in the Plan under which benefits are being sought by Goldstein or, if such meaning is inapplicable, the term shall mean a termination of employment with the Company or a subsidiary on a voluntary basis prior to the age of sixty (60). The term "Retirement" shall also include "early" retirement prior to the age of sixty (60) provided that the Committee, in its sole discretion, consents in writing to accept such early retirement.

            "Transition Period" means the two-year period commencing on the date that Goldstein has terminated his position as chairman of the Board without Good Reason.

                                                               EXHIBIT C


                              TAX GROSS-UP

            (a) If required by Section 9 of the Agreement, in addition to the payments described in Section 4 of the Agreement and the grants described in the Stock Unit Agreement, the Company shall pay to Goldstein an amount (the "Gross-up") such that the net amount retained by Goldstein, after deduction of any Excise Tax and any Federal, state and local income taxes, equals the amount of such payments that Goldstein would have retained had such Excise Tax not been imposed. In addition, the Company shall indemnify and hold Goldstein harmless on an after-tax basis from any Excise Tax imposed on or with respect to any such payment (including, without limitation, any interest, penalties and additions to tax) payable in connection with any such Excise Tax. For purposes of determining the amount of any Gross-up or the amount required to make an indemnity payment on an after-tax basis, it shall be assumed that Goldstein is subject to Federal, state and local income tax at the highest marginal statutory rates in effect for the relevant period after taking into account any deduction available in respect of any such tax (e.g., if state and local taxes are deductible for Federal income tax purposes in the relevant period, it shall be assumed that such taxes offset income that would otherwise be subject to Federal income tax at the highest marginal statutory rate in effect for such period).

            (b) Subject to the provisions of paragraph (c) of this Exhibit C, the determination of (i) whether a Gross-up is required and the amount of such Gross-up and (ii) the amount necessary to make any payment on an after-tax basis, shall be made in accordance with the assumptions set forth in paragraph (a) of this Exhibit C by Ernst & Young LLP or such other "Big Six" accounting firm designated by Goldstein and reasonably acceptable to the Company.

            (c) Goldstein shall notify the Company as soon as practicable in writing of any claim by the Internal Revenue Service that, if successful, would require any Gross-up or indemnity payment.
Goldstein shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company. If the Company notifies Goldstein in writing prior to the expiration of such period that it desires to contest such claim, Goldstein shall take all actions necessary to permit the Company to control all proceedings taken in connection with such contest. In that connection, the Company may, at its sole option, pursue or forgo any and all administrative appeals, proceedings, hearings and conferences in respect of such claim and may, at its sole option, either direct Goldstein to pay the tax claimed and sue for a refund or contest the claim in any permissible manner; provided, however, that the Company shall pay and indemnify Goldstein from and against all costs and expenses incurred in connection with such contest; provided further, however, that if the Company directs Goldstein to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Goldstein on an interest-free basis and at no net after-tax cost to Goldstein. If Goldstein becomes entitled to receive any refund or credit with respect to such claim (or would be entitled to a refund or credit but for a counterclaim for taxes not indemnified hereunder), Goldstein shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon) plus the amount of any tax benefit available to Goldstein as a result of making such payment (any such benefit calculated based on the assumption that any deduction available to Goldstein offsets income that would otherwise be taxed at the highest marginal statutory rates of Federal, state and local income tax for the relevant periods).

                                                         EXECUTION COPY


                                                              ANNEX A


                           STOCK UNIT AGREEMENT

            STOCK UNIT AGREEMENT, dated as of February 25, 1998 (the "Unit Agreement"), between TOYS "R" US, INC., a Delaware corporation (the "Company"), and MICHAEL GOLDSTEIN ("Goldstein").

                           W I T N E S S E T H:

            WHEREAS, the Company proposed for the approval of the stockholders of the Company at the 1997 Annual Meeting of Stockholders an Amendment (the "Amendment") to the Company's 1994 Stock Option and Performance Incentive Plan (the "Plan") providing for performance criteria that may be utilized by the Management Compensation and Stock Option Committee (the "Committee") in connection with the grant of Performance Shares (as defined in the Plan and referred to herein as "Stock Units"), and the Stockholders approved such Amendment;

            WHEREAS, concurrently herewith, Goldstein and the Company are entering into a Retention Agreement, dated as of even date herewith (the "Retention Agreement");

            WHEREAS, as further inducement for Goldstein to execute the Retention Agreement and continue in the employ of the Company, the Committee has determined to grant Goldstein the Stock Units as described in this Unit Agreement, and

            WHEREAS, the Board and the Committee desire that the compensation arising from the Stock Units shall qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

            NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

            1. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Plan and in the Retention Agreement.

            2. Stock Unit Grant. Subject to the terms and conditions set forth in this Unit Agreement and in Section 10 of the Plan, Goldstein is hereby granted 52,700 Stock Units. Each Stock Unit represents the right to receive one share of Common Stock (collectively, with other shares of Common Stock relating to the Stock Units and held in Goldstein's account in the Trust (as defined below) in respect of the Stock Units, the "Shares"). The 52,700 Shares shall be promptly deposited after the date hereof in the grantor trust created pursuant to the Grantor Trust Agreement, dated as of October 1, 1995 between the Company and American Express Trust Company, a Minnesota trust company (together with any grantor trust subsequently established by the Company, the "Trust") and shall be allocated by the Trust to Goldstein's account therein subject to the vesting conditions of Sections 3 and 4 below. Any property attributable to the Shares, including, without limitation, dividends and distributions thereon shall be deposited into the Trust, shall as promptly as practicable be reinvested in shares of Common Stock, and shall be allocated by the Trust to Goldstein's account therein subject to the vesting conditions of Sections 3 and 4 below.

            3. Vesting. (a) Except as provided in the Retention Agreement and subject to Section 4(b), the Stock Units shall vest at the rate of twenty percent (20%) per annum on May 1 of each year, beginning on May 1, 1998, throughout the Employment Period; provided that the Committee has determined that the Performance Objective set forth in Exhibit A has been achieved.

            (b) As soon as practicable, but no later than the earlier of (x) May 1, 2002 or (y) the Date of Termination, the Committee shall determine whether the Performance Objective set forth on Exhibit A has been achieved.

            4.   Payment of Stock Units.  (a)   The Shares, together
with any property attributable thereto (including, without limitation, dividends and distributions thereon), shall be delivered to Goldstein as provided in the Retention Agreement.

            (b) The provisions of Sections 8(b) and 9 of the Retention Agreement shall apply to the Stock Unit and related Shares, whether or not the Retention Agreement is then in effect.

            5. Investment Representation. The Shares acquired by Goldstein under this Unit Agreement will be acquired for Goldstein's account and not with a view to the distribution thereof, and Goldstein will not sell or otherwise dispose of the Shares unless the Shares are registered under the Securities Act of 1933, as amended (the "Act"), or Goldstein shall furnish the Company with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, and a legend to such effect may be placed on the certificate for the Shares.

            6. Liability; Indemnification. No member of the Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to this Unit Agreement, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability such member may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Company.

            7. Severability. Each of the Sections contained in this Unit Agreement shall be enforceable independently of every other section in this Unit Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Unit Agreement.

            8. Governing Law. This Unit Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Unit Agreement shall be settled by arbitration as provided in the Retention Agreement.

            9. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

            10. Amendment. This Unit Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            11. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  (i) If to Goldstein, to the address on file with the Company; and

                  (ii) If to the Company, to it at Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, Attention: Senior Vice President - Human Resources;

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            12. Interpretation. The interpretation and decision with regard to any question arising under this Unit Agreement or with respect to the Stock Units made by the Committee shall be final and conclusive on Goldstein.

            13. Successors. This Unit Agreement shall be binding upon the Company and its successors and assigns.

            IN WITNESS WHEREOF, this Agreement has been executed by the Company by one of its duly authorized officers as of the date specified above.

                                    TOYS "R" US, INC.


                                    By:    /s/ Robert C. Nakasone
                                    Title: Chief Executive Officer



            I hereby acknowledge receipt of the Stock Units and agree to the provisions set forth in this Agreement.



                                     /s/ Michael Goldstein
                                     Signature of Executive